FOR IMMEDIATE RELEASE:

CONTACT:  Sandra K. Vollman
                   Chief Financial Officer
                      U.S. Can Corporation
                      (630) 678-8000

                                     U.S Can Corporation Announces Intent to File Quarterly Report

Lombard, IL, September 30, 2004 - U.S. Can Corporation (the "Company") announced today that it intends to file its quarterly report for the quarter ended July 4, 2004 on or about November 5, 2004 and to restate its financial statements for certain prior periods.

The Company has delayed the filing of its quarterly report as a result of an ongoing internal review being conducted by the audit committee of the Board of Directors of the Company and its independent advisors to address accounting and financial reporting issues relating to the operations of its manufacturing facility in Laon, France.  Based on the current results of that review and its own work relating to that facility, the Company has determined that net income was overstated in certain prior periods ranging from approximately $5 million to $8 million in each of 2002, 2003 and the first six months of 2004.  As a result, the Company intends to restate its financial statements for the years ended December 31, 2002 and 2003, and subsequent interim periods.  The Company has been in consultation with its independent accountants, Deloitte & Touche LLP, during this review process.

The Company will not finalize any revisions to its prior filings until after the internal review is completed and Deloitte & Touche
LLP completes its related audit work on the Company's restated financial statements.  Until those matters are completed, the Company cannot be certain that no additional revisions will be necessary.  The Company anticipates filing revised financial statements and filing the quarterly report for the period ended July 4, 2004 on or about November 5, 2004, although no assurance can be given that these reports will be filed at that time.

The Company's published financial statements for the years ended December 31, 2002 and 2003 and subsequent interim periods, including all earnings releases and other communications relating to such time periods, should not be relied upon until the issuance by the
Company of restated and audited financial statements for December 31, 2002 and 2003 and restated financial statements for subsequent periods, including the quarter ended April 4, 2004.

U.S. Can Corporation is a leading manufacturer of steel containers for personal care, household, automotive, paint and industrial products in the United States and Europe, as well as plastic containers in the United States and food cans in Europe.

Certain statements in this release constitute "forward-looking statements" within the meaning of the federal securities laws.  Such statements involve known and unknown risks and uncertainties which may cause the Company's actual results, performance or achievements to be materially different than future results, performance or achievements expressed or implied in this release.  By way of example and not limitation and in no particular order, known risks and uncertainties include our substantial debt and ability to generate sufficient cash flow to service this debt; the timing and cost of plant closures; the level of cost reduction achieved through restructuring; the success of new technology; the timing of, and synergies achieved through, integration of acquisitions;
changes in market conditions or product demand; loss of important customers or volume; downward product price movements; changes in raw material costs and currency fluctuations.  In light of these and other risks and uncertainties, the inclusion of a forward-looking statement in this release should not be regarded as a representation by the Company that any future results, performance or achievements will be attained.

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                                                        http://www.uscanco.com